DIAMONDBACK ENERGY, INC.
2014 EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN

1.	Purpose.
The purpose of Diamondback Energy, Inc. 2014 Executive Annual Incentive Compensation Plan is to provide an incentive to executive officers and other selected employees of the Company to contribute to the growth, profitability and increased value of the Company by providing incentive compensation that qualifies as “performance based compensation” within the meaning of Section 162(m) of the Code. The Plan is designed to focus on achievement of annual objectives and goals, determined at the beginning of each calendar year. Participants may earn a pre-determined percentage of base salary for the achievement of specified goals. The payout opportunity varies for performance above and below the pre-established target performance levels.

2.	Definitions.
Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of , and will be determined in accordance with, United States generally accepted accounting principles, as from time to time in effect, as applied and included in the consolidated financial statements of the Company, prepared in the ordinary course of business. The following terms, as used herein, will have the following meanings:
(a)    “Administrator” means the Board or a committee thereof to which the Board has delegated authority to administer the Plan in accordance with Section 3.
(b)    “Award” means an incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of specific Performance Targets during the Performance Period with respect to a preestablished Performance Factor.
(c)    “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time, the satisfaction of performance goals, or both. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Change in Control” means:
(i)    The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company to any Person other than a Permitted Holder;

(ii)    The Incumbent Directors cease for any reason to constitute a majority of the Board;
(iii)    The adoption of a plan relating to the liquidation or dissolution of the Company; or
(iv)    The consummation of any transaction (including, without limitation, any merger, consolidation or exchange) that results in any Person other than a Permitted Holder becoming the Beneficial Owner of more than 50% of the voting power of the Company.
(v)    The foregoing notwithstanding, a transaction will not constitute a Change in Control if (i) its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction; (ii) it constitutes an initial public offering or a secondary public offering that results in any security of the Company being listed (or approved for listing) on any securities exchange or designated (or approved for designation) as a security on an interdealer quotation system; (iii) it constitutes a change in Beneficial Ownership that results from a change in ownership of a Permitted Holder; or (iv) solely because 50% or more of the total voting power of the Company’s then outstanding securities is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans of the Company or any affiliate, or (B) any company that, immediately before such acquisition, is owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company immediately before such acquisition.
(f)    “Code” means the Internal Revenue Code of 1986, as amended.
(g)    “Company” means, collectively, Diamondback Energy, Inc. and its subsidiaries and their respective successors.
(h)    “Covered Employee” has the meaning set forth in Section 162(m)(3) of the Code.
(i)    “Effective Date” means the date of adoption specified in Section 8.
(j)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(k)    “Executive Officer” means an officer of the Company who is an “executive officer” within the meaning of Rule 3b‑7 promulgated under the Exchange Act.
(l)    “Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) will be an Incumbent Director. No individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to

Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be an Incumbent Director.
(m)    “Participant” means an officer or employee of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein.
(n)    “Performance Factors” means the criteria and objectives, determined by the Administrator, used to measure the Performance Targets which must be met during the applicable Performance Period as a condition of the Participant’s receipt of payment with respect to an Award. Performance Factors may include any or all of the following: revenue; net sales; operating income; earnings before all or any of interest expense, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”); growth of oil and natural gas production; growth of estimated or proved reserves; capital efficiency based on revenue per barrel of oil equivalent (“BOE”) produced; lease operating expenses; general and administrative expenses; net cash provided by operating activities or other cash flow measurements; working capital and components thereof; return on equity or average stockholders’ equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; stock price; earnings per share; earnings from continuing operations; net worth; credit rating; levels of expense, cost or liability by category, operating unit or any other delineation; or any increase or decrease of one or more of the foregoing over a specified period. Such Performance Factors may relate to the performance of the Company, a business unit, product line, territory, or any combination thereof. With respect to Participants who are not Executive Officers, Performance Factors may also include such objective or subjective performance goals as the Administrator may, from time to time, establish. Subject to Section 5(b) and Section 6(b) hereof, the Administrator will have the sole discretion to determine whether, or to what extent, Performance Factors are achieved.
(o)    “Performance Period” means the Company’s fiscal year or such other period as may be specified by the Administrator.
(p)    “Performance Target” means the specific performance goals applicable to any Performance Factor specified by the Administrator that are established to determine the amount payable to a Participant as a condition of the Participant’s receipt of payment with respect to an Award. Such performance goals may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable company or an index covering multiple companies, or otherwise as the Administrator may determine.
(q)    “Permitted Holder” means Wexford Capital LLC, a Delaware limited liability company, and any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or unincorporated organization that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Wexford Capital LLC. For this purpose “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through ownership of voting securities, by contract or otherwise.

(r)    “Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, governmental entity or political subdivision thereof, or any other entity, and includes a syndicate or group as such terms are used in Section 13(d)(3) or 14(d)(2) of the Exchange Act.
(s)    “Plan” means Diamondback Energy, Inc. 2014 Executive Annual Incentive Compensation Plan.
(t)    “Publicly Held Corporation” means a corporation issuing any class of equity securities required to be registered under Section 12 of the Exchange Act and will have the meaning set forth in Section 162(m)(2) of the Code.

3.	Administration.
The Plan will be administered by the Administrator. The Administrator will have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards will be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Factors and Performance Targets, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, or surrendered; to specify and make adjustments in the Performance Targets in recognition of unusual or non‑recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan.
During any period that the Company is a Publicly Held Corporation, the Board will delegate its authority to administer the Plan to a compensation committee. If the Board delegates its responsibility with respect to the administration of the Plan to a compensation committee thereof, the Administrator will consist of two or more persons each of whom will be an “outside director” within the meaning of Section 162(m) of the Code. All decisions, determinations and interpretations of the Administrator will be final and binding on all persons, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant).
The Administrator and any members thereof will be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company, the Company’s independent certified public accountants, consultants or any other agent assisting in the administration of the Plan. The Administrator, any members of the compensation committee and any officer or employee of the Company acting at the direction or on behalf of the Administrator will not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and will, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.	Eligibility.
Awards may be granted to Participants in the sole discretion of the Administrator. In determining the persons to whom Awards may be granted, the Performance Factors and Performance Targets relating to each Award, the Administrator will take into account such factors as the Administrator deems relevant in connection with accomplishing the purposes of the Plan.

5.	Terms of Awards.
Awards granted pursuant to the Plan may be communicated to Participants in such form as the Administrator from time to time approves and the terms and conditions of such Awards will be set forth therein.
(a)    In General. The Administrator will specify with respect to a Performance Period the Performance Factors and the Performance Targets applicable to each Award. Performance Targets may include a level of performance below which no payment will be made and levels of performance at which specified percentages of the Award will be paid as well as a maximum level of performance above which no additional Award will be paid.
(b)    Time and Form of Payment. Unless otherwise determined by the Administrator, all payments in respect of Awards granted under this Plan will be made, in cash, within a reasonable period after the end of the Performance Period, but in the case of Awards designed not to be deferred compensation within the meaning of Section 409A of the Code, not later than the latest date at which such Awards will still qualify for the exemption from Section 409A applicable to short-term deferrals. In the case of Participants who are Covered Employees, unless otherwise determined by the Administrator, such payments will be made only in accordance with the requirements of Section 6 after achievement of the Performance Targets has been certified by the Administrator.

6.	Awards to Covered Employees.
(a)    Additional Conditions. If the Administrator determines at the time an Award is established for a Participant that the Company is a Publicly Held Corporation and such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Administrator will provide that this Section 6 is applicable to such Award under such terms as the Administrator may determine.
(b)    Establishment of Performance Criteria and Performance Targets. If an Award is subject to this Section 6, then the payment of cash pursuant thereto will be subject to the Company achieving the applicable Performance Target for the applicable Performance Year set by the Administrator within the time prescribed by Section 162(m) of the Code or the regulations thereunder in order for the level to be considered “pre‑established.” Performance Factors and Performance Targets will be considered pre-established if they are adopted by the Administrator not later than the earlier of (i) 90 days after the commencement of the Performance Period and (ii) the time when 25 percent of the Performance Period has elapsed.

(c)    Required Adjustments. To preserve the intended incentives and benefits of an Award based on revenue, net sales, operating income, EBIT, EBITA, or EBITDA, growth of oil and natural gas production, growth of estimated or proved reserves, capital efficiency based on revenue per barrel of oil equivalent (“BOE”) produced, lease operating expenses, general and administrative expenses, cash flow, return on equity or average stockholders’ equity, return on assets, sales (net or gross), earnings per share, earnings from continuing operations, levels of expense, cost or liability, the Administrator will apply the objective formula or standard with respect to the applicable Performance Target in a manner that will eliminate the effects of the following:
(i)    the gain, loss, income or expense resulting from changes in accounting principles that become effective during the Performance Period;
(ii)    the gain, loss, income or expense reported by the Company in its public filings with respect to the performance period that are extraordinary or unusual in nature or infrequent in occurrence,
(iii)    the gains or losses resulting from, and the direct expenses incurred in connection with, any business, leasehold or well disposed of by the Company or any of its subsidiaries during the Performance Period to the extent that such dispositions were not included in the operating budget for the Performance Period for which the Performance Target was established;
(iv)    the Performance Target and the actual results will be reduced by the pro forma gain, loss, income or expense of any business, leasehold or well disposed of by the Company or any of its subsidiaries during the Performance Period to the extent that such dispositions were not included in the operating budget for the Performance Period for which the Performance Target was established; and
(v)    the Performance Target will be reduced in the event of a the cessation of operations of any business, leasehold or well as a result of natural disaster by an amount equal to the lost pro forma gain, loss, income or expense attributable to such business, leasehold or well during such period of ceased operations based upon the operating budget for the Performance Period for which the Performance Target was established.
The Administrator may, however, provide at the time the Performance Targets are established that one or more of the foregoing adjustments will not be made as to a specific Award. In addition, the Administrator may determine at the time the Performance Targets are established that other adjustments will apply to the objective formula or standard with respect to the applicable Performance Target to take into account, in whole or in part, in any manner specified by the Administrator, any one or more of the following with respect to the Performance Period: (1) gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation, (2) the impact of impairment of tangible or intangible assets, (3) the impact of restructuring activities, including but not limited to reductions in force, that are reported in the Company’s public filings covering the Performance Period and (4) the impact of investments or acquisitions made during the year or, to the extent provided by the Administrator, any prior year. Each of the adjustments described in this Section 6(c) may relate to the Company as a whole or any part of the Company’s business or operations, as determined by the Administrator at the time the Performance Targets are established. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Administrator. In addition to the foregoing, the Administrator will adjust any Performance Factors, Performance Targets or other features of an Award that relate to or are wholly or partially based on the number of, or the value of, any shares, to reflect a change in the Company’s capitalization, such as a stock split or dividend, or a corporate transaction, such as a merger, consolidation, separation (including a spin-off or other distribution of stock or property), or a reorganization of the Company.
(d)    Discretionary Adjustments. The Administrator may, in its discretion, at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of Awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan, including to reduce the amount of such an Award at any time prior to payment based on such criteria as it may determine, including but not limited to individual merit and the attainment of specified levels of one or any combination of the Performance Factors. Notwithstanding any contrary provision of this Plan, the Administrator may not adjust upwards the amount payable pursuant to any Award subject to this Section 6, nor may it waive the achievement of the Performance Target requirement contained in Section 6(b), except in the case of the death or disability of the Participant or a change in control of the Company.
(e)    Certification. Prior to the payment of any Award subject to this Section 6, the Administrator must certify in writing that the Performance Target requirement applicable to such Award was met.
(f)    Additional Restrictions. The Administrator will have the power to impose such other restrictions on Awards subject to this Section 6 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance‑based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.
(g)    Maximum Individual Bonus. Notwithstanding any other provision hereof, no Covered Employee may receive a payment attributable to an Award under the Plan for any one year in excess of the lesser of: (i) 300% of base salary at the time the Award is established, or (ii) $6 million dollars. The foregoing limit will be subject to adjustments consistent with Section 6(h) in the event of acceleration or deferral.
(h)    Express Authority (and Limitations on Authority) to Change Terms and Conditions of Awards; Acceleration or Deferral of Payment. Without limiting the Administrator’s authority under other provisions of the Plan, but subject to any express limitations of the Plan and compliance with Section 162(m), the Administrator will have the authority to accelerate an Award that is designed not to be deferred compensation within the meaning of Section 409A of the Code (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for an Award (including any forfeiture conditions, but not Performance Target

(s)), in such circumstances as the Administrator deems appropriate. In the case of any acceleration of an Award after the attainment of the applicable Performance Target(s), the amount payable will be discounted to its present value using an interest rate equal to Moody’s Average Corporate Bond Yield for the month preceding the month in which such acceleration occurs (or such other rate of interest that is deemed to constitute a “reasonable rate of interest” for purposes of Section 162(m)). In addition, and notwithstanding anything elsewhere in the Plan to the contrary, the Administrator will have the authority to provide under the terms of an Award that payment or vesting will be accelerated upon the death or disability of a Participant, a change in control of the Company, or, after the attainment of the applicable Performance Target(s) upon termination of the Participant’s employment without cause or as a constructive termination, as and in the manner provided by the Administrator, and subject to such provision not causing the Award or the Plan to fail to satisfy the requirements for performance-based compensation under Section 162(m) generally.

7.	General Provisions.
(a)    Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan, will be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
(b)    Stockholder Approval. No Award may be paid under this Plan prior to the date that stockholders of the Company receive disclosure of and approve the material terms of the Performance Factors under the Plan. As and to the extent provided under Section 162(m) of the Code, the material terms of the Performance Factors under the Plan must be disclosed to and reapproved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the stockholders previously approved the Performance Factors under the Plan.
(c)    Nontransferability. Awards will not be transferable by a Participant except upon the Participant’s death following the end of the Performance Period but prior to the date payment is made, in which case the Award will be payable to the Participant’s designated beneficiary or, if no beneficiary has been designated, transferable by will or the laws of descent and distribution.
(d)    No Right to Continued Employment. Nothing in the Plan or in any Award granted pursuant hereto will confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.
(e)    Withholding Taxes. Where a Participant or other person is entitled to receive a payment pursuant to an Award hereunder, the Company will have the right to withhold or otherwise require the Participant or such other person to pay to the Company the amount of any taxes that the Company may be required to withhold before delivery to such Participant or other person of such payment.
(f)    Amendment, Termination and Duration of the Plan. The Administrator may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part;

provided that, no amendment that requires stockholder approval in order for the Plan to continue to comply with Code Section 162(m) will be effective unless the same is approved by the requisite vote of the stockholders of the Company.
(g)    Participant Rights. No Participant will have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.
(h)    Termination of Employment. The amount of any Award to a Covered Employee or an Executive Officer will be forfeited if the Participant’s employment terminates for any reason prior to the date the Administrator certifies in writing that the Performance Target requirement applicable to such Award was met. Unless otherwise provided by the Administrator in connection with specified terminations of employment, if the employment of a Participant who is not a Covered Employee or an Executive Officer terminates for any reason prior to the end of a Performance Period prior to the payment of any Award for any reason other than death or disability, no Award will be payable to such Participant for that Performance Period. A Participant whose termination is due to his or her death or disability will be entitled to receive a prorated Award based on the number of days he or she was employed by the Company during the applicable Performance Period, such Award to be paid to such Participant (or such Participant’s beneficiary, in the case of such Participant’s death) at the same time such Award would have been paid if such Participant remained employed.
(i)    Change in Control. In the event of a Change in Control, each Participant will be paid the target Award amount based on the assumption that the Performance Target was attained at the target level for the entire Performance Period. The target Award amount will be paid within ten (10) days following the consummation (closing date) of the Change in Control transaction. For purposes of clarity, references to “target Award” and “target level” mean the mid-point of any specified range of potential Award payment amounts or Performance Targets.
(j)    Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award will give any such Participant any rights that are greater than those of a general creditor of the Company.
(k)    Governing Law. The Plan and all determinations made and actions taken pursuant hereto will be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.
(l)    Effective Date. The Plan will take effect upon its adoption by the Board for the fiscal year performance period beginning January 1, 2014; provided, however, that prior to the payment of any amount pursuant to any Award, the Plan will be subject to the requisite approval of the stockholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any Awards made pursuant to the Plan prior to the date of such approval) will be null and void.
(m)    Beneficiary. A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time,

amend or revoke such designation. If no designated beneficiary survives the Participant and an Award is payable to the Participant’s beneficiary pursuant to Section 7(b), the executor or administrator of the Participant’s estate will be deemed to be the grantee’s beneficiary.
(n)    Interpretation. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof will be construed in a manner to so comply. Notwithstanding anything to the contrary in the Plan, the provisions of the plan may at any time be bifurcated by the Administrator in any manner so that certain provisions of the Plan or any Award intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to Covered Employees whose compensation is subject to Section 162(m).
(o)    No Impairment of Rights. The adoption or administration of the Plan is not intended, nor will it be interpreted, as having the effect of modifying, altering, adding or impairing any right that a Participant may have under a separate agreement entered into between the Company or any of its subsidiaries and such Participant.
(p)    Section 409A. It is intended that any amounts payable with respect to any Award under this Plan will to the maximum extent possible be treated as short-term deferrals within the meaning of Treas. Regs. §1.409A-1(b)(4) or other payments that are not treated as nonqualified deferred compensation and will not be aggregated with other nonqualified deferred compensation plans or payments. To the extent that any amounts payable under this Plan constitute nonqualified deferred compensation it is intended that such payments will comply with and avoid the imputation of any tax, penalty or interest under Section 409A. This Plan and any Award under the Plan will be construed and interpreted consistent with that intent. Any amount that is paid will be treated as a separate payment. Participants will not, directly or indirectly designate the taxable year of any payment made under this Plan. Neither Company nor any of its subsidiaries guaranty or warrant the tax consequences of any Award under this Plan and, except as specifically provided to the contrary in this Plan, each Participant will in all cases, be liable for any taxes due as a result of an Award under this Plan. Neither Company nor any of its subsidiaries will have any obligation to indemnify or otherwise hold any Participant harmless from any or all taxes, interest or penalties, or liability for any damages related thereto.

8.	Execution.
To record the adoption of the Plan by the Compensation Committee of the Board on April 2, 2014, effective on such date, the Company has caused its authorized officer to execute the Plan as evidence of its adoption.

Diamondback Energy, Inc.

By:	/s/ Travis Stice
Travis Stice, Chief Executive Officer